Exhibit 10.1
[NASHUA CORPORATION LETTERHEAD]
April 12, 2007
VIA FEDERAL EXPRESS
Ms. Donna DiGiovine
6 LakeSide Terrace
Westford, MA 01886
Dear Donna:
     As we have discussed, your employment with Nashua Corporation (the “Company”) will end on March 16, 2007. As set forth in the Change of Control and Severance Agreement between you and the Company dated January 5, 2005, you are eligible to receive the severance benefits described in the “Description of Severance Benefits” attached to this letter agreement as Attachment A if you sign and return this letter agreement to Suzanne Ansara by May 7, 2007 and it becomes binding between you and the Company. By signing and returning this letter agreement and not revoking your acceptance, you will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in paragraph 3. Therefore, you are advised to consult with an attorney before signing this letter agreement and you may take up to twenty-one (21) days to do so. If you sign this letter agreement, you may change your mind and revoke your agreement during the seven (7) day period after you have signed it by notifying Suzanne Ansara in writing. If you do not so revoke, this letter agreement will become a binding agreement between you and the Company upon the expiration of the seven (7) day period.
     If you choose not to sign and return this letter agreement by May 7, 2007, or if you timely revoke your acceptance in writing, you shall not receive any severance benefits from the Company. You will, however, receive payment for any unused paid time off accrued through the Termination Date (as defined herein) within two weeks from your Termination Date, or if you have used more paid time off than accrued through your termination date, you may owe the Company for those hours/days and your final pay will be adjusted accordingly or arrangements will be made with you to reimburse the Company. Also, regardless of signing this letter agreement, you may elect to continue receiving group medical insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq. All premium costs for “COBRA” shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation. You should consult the COBRA materials to be provided by the Company for details regarding these benefits. All other benefits, including life insurance and long-term disability, will cease upon your Termination Date. You will have a thirty-one (31) day period to convert from the term life insurance group coverage to private whole life coverage at standard rates, with no physical examination required. If you wish to apply for this coverage, attached is the conversion application and you may calculate the premium for the amount selected. You will then mail the application along with your premium payment to the address on page 3 of the information packet, within thirty-one (31) days from your Termination Date. If you wish to convert your Long Term Disability Insurance to individual coverage, a packet is attached for you to review. You would need to review the packet, complete the application, and mail the enrollment form to the address on page 6 after your termination. Additionally, pursuant to the Company’s Amended 1996 Stock Incentive Plan and 1999 Shareholder Value Plan, you have six (6) months from the Termination Date to exercise any vested stock rights you may have. All unvested stock rights will be cancelled on the Termination Date.
     The following numbered paragraphs set forth the terms and conditions that will apply if you timely sign and return this letter agreement and do not revoke it in writing within the seven (7) day period:
     1.      Termination Date — Your effective date of termination from the Company is March 16, 2007 (the “Termination Date”).
     2.      Description of Severance Benefits — The severance benefits paid to you if you timely sign, return, and do not revoke this letter agreement are described in the “Description of Severance Benefits” attached as Attachment A (the “severance benefits”).
     3.      Release — In consideration of the payment of the severance benefits, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities) (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that you ever had or now have against the Released Parties, including, but not limited to, any and all claims arising out of or relating to your employment with and/or separation from the Company, including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. 1514(A), and the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, all as amended; all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., the New Hampshire Law Against Discrimination, N.H. Rev. Stat. Ann. §31-354-A:1 et seq., the New Hampshire Equal Pay Law, N.H. Rev. Stat. Ann. §275:36 et seq., the Massachusetts Fair Employment Practices Act., M.G.L. c. 151B, § 1 et seq., the Massachusetts Civil Rights Act, M.G.L. c. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c. 93, § 102 and M.G.L. c. 214, § 1C, the

Massachusetts Labor and Industries Act, M.G.L. c. 149, § 1 et seq., the Massachusetts Privacy Act, M.G.L. c. 214, § 1B, and the Massachusetts Maternity Leave Act, M.G.L. c. 149, § 105D, all as amended; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including but not limited to claims to stock or stock options; and any claim or damage arising out of your employment with or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that you acknowledge that you may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding); provided, further that nothing herein shall release the Company from your Stock Option Agreements.
     The Company hereby fully, forever, irrevocably and unconditionally releases, remises and discharges you from any and all claims which it ever had or now has against you, other than for intentional harmful acts.
     4.      Confidentiality and Other Obligations — You acknowledge and reaffirm your confidentiality obligations as stated in Section 13 of the Change of Control and Severance Agreement between you and the Company dated January 5, 2005, which provision remains in full force and effect; and you acknowledge and reaffirm your obligations as stated in any confidentiality, non-competition, return of property and developments agreements that you have executed, which also remain in full force and effect.
     5.      Return of Company Property — You confirm that you have returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification and any other Company-owned property in your possession or control and have left intact all electronic Company documents, including but not limited to those which you developed or helped to develop during your employment. You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.
     6.      Business Expenses and Compensation — You acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you. You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company and that no other compensation is owed to you.
     7.      Non-Disparagement — You understand and agree that as a condition for payment to you of the consideration herein described, you shall not make any false, disparaging or derogatory statements to any person or entity, including any media outlet, regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company’s business affairs and financial condition. The Company will instruct me not to make any false, disparaging or derogatory statements to any person or entity, including any media outlet, regarding you.
     8.      Cooperation — You agree to cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company. Your full cooperation in connection with such claims or actions shall include, but not be limited to, your being available to meet with Company counsel to prepare for trial or discovery or an administrative hearing or alternative dispute resolution and to act as a witness when requested by the Company at reasonable times designated by the Company. Concerning the aforementioned cooperation associated with an actual, potential or threatened legal claim in which you will be a witness, the Company shall reimburse you for the reasonable out-of-pocket costs you have incurred, such as travel and lodging.
     9.      Amendment — This letter agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This letter agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.
     10.     Waiver of Rights — No delay or omission by the Company in exercising any right under this letter agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.
     11.     Validity — Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement.
     12.     Confidentiality — To the extent permitted by law, you understand and agree that as a condition for payment to you of the severance benefits herein described, the terms and contents of this letter agreement, and the contents of the negotiations and discussions resulting in this letter agreement, shall be maintained as confidential by you and your agents and representatives and shall not be disclosed except to the extent required by federal or state law or as otherwise agreed to in writing by the Company.
     13.     Nature of Agreement — You understand and agree that this letter agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.
     14.     Section 409A — No payments that may be made pursuant to this letter agreement that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code and the guidance issued thereunder (“Section 409A”) may be accelerated or deferred by the Company or by you. Notwithstanding anything else to the contrary in this letter agreement, to the extent that any of the payments that may be made hereunder constitute “nonqualified deferred compensation”, within the meaning of Section 409A and you are a “specified employee” upon your resignation (as defined under Section 409A), any such payment shall be delayed following your Resignation Date if, absent such delay, such payment would otherwise be subject to penalty under Section 409A. In any event, the Company makes no representation or warranty and shall have no liability to you or to any other person if any provisions of this letter agreement are determined to constitute “nonqualified deferred compensation” subject to Section 409A but do not satisfy the requirements of that section.
     15.     Acknowledgments — You acknowledge that you have been given at least twenty-one (21) days to consider this letter agreement, including Attachment A, and that the Company advised you to consult with an attorney of your own choosing prior to signing this letter agreement. You understand that you may revoke this letter agreement for a period of seven (7) days after you sign this letter agreement by notifying Suzanne Ansara in writing, and the letter agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period. You understand and agree that by entering into this agreement, you are waiving any and all rights or claims you might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefits Protection Act, and that you have received consideration beyond that to which you were previously entitled.
     16.     Voluntary Assent — You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this letter agreement. You state and represent that you have had an opportunity to fully discuss and review the terms of this letter agreement, including Attachment A, with an attorney. You further state and represent that you have carefully read this letter agreement, including Attachment A, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof and sign your name of your own free act.
     17.     Applicable Law — This letter agreement shall be interpreted and construed by the laws of New Hampshire, without regard to conflict of laws provisions. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of New Hampshire, or if appropriate, a federal court located in New Hampshire (which courts, for purposes of this letter agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this letter agreement or the subject matter hereof.
     18.     Entire Agreement — This letter agreement, including Attachment A, contains and constitutes the entire understanding and agreement between the parties hereto with respect to your severance benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements and commitments in connection therewith. Nothing in this paragraph, however, shall modify, cancel or supersede your obligations set forth in paragraph 4 herein.

     If you have any questions about the matters covered in this letter agreement, please call Karen Adams at 847-318-1773.

Very truly yours,
By:	/s/ Tom Brooker
Tom Brooker
President and CEO

     I hereby agree to the terms and conditions set forth above and in Attachment A. I have been given at least twenty-one (21) days to consider this letter agreement (including Attachment A) and I have chosen to execute this on the date below. I intend that this letter agreement will become a binding agreement between me and the Company if I do not revoke my acceptance in seven (7) days.

/s/ Donna J. DiGiovine	April 19, 2007

Donna DiGiovine	Date
To be returned by May 7, 2007

ATTACHMENT A
DESCRIPTION OF SEVERANCE BENEFITS
     If you timely sign and return this letter agreement and do not revoke your acceptance, the Company will pay you twelve (12) months salary continuation (equivalent to $220,000), less all applicable taxes and withholdings, as severance pay (the “Severance Pay Period”). This Severance Pay will be paid in accordance with the Company’s normal payroll procedures, but in no event will begin earlier than the eighth (8th) day after you timely execute, return, and do not revoke this letter agreement.
     Effective as of the Termination Date, you shall be considered to have elected to continue receiving group medical insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq. During the Severance Pay Period, the Company shall continue to pay the share of the premium for such coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage. The remaining balance of any premium costs, and all premium costs after the Severance Pay Period, shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation. You should consult the COBRA materials to be provided by the Company for details regarding these benefits.
     You are also entitled to receive continued payments from the Company resulting from the liquidation of the Company’s Toner Division pursuant to that certain Asset Purchase Agreement, dated as of January 10, 2006, by and between the Company and Katun Corporation based on royalty payments received by the Company from Katun Corporation pursuant to such agreement. Such payments to you shall be equal to 3% of the amount of such royalty payments received by the Company from Katun Corporation pursuant to the Asset Purchase Agreement, and shall be paid to you promptly following the receipt of the royalty payment from the Company; provided, however, that the maximum aggregate amount of such continued payments to you pursuant to this paragraph shall be $132,664, which is $400,000 minus the amount of the divisional sale bonus amount paid to you in 2006 and 2007.
     Outplacement services will be provided to you through Scherer, Schneider Paulick or a correspondent office in your area. Jay Scherer will contact you within one (1) week of the effective date of the letter agreement. However, you may contact Jay at 800-323-0206. His email address is jscherer@sspcorp.net.